Certain identified information has been excluded from this exhibit because it is not material and would cause competitive harm to the registrant if publicly disclosed.

THIRD AMENDMENT TO FUND SERVICES AGREEMENT

THIS THIRD AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of April 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), Arrow Investments Trust, a Delaware statutory trust, and Arrow ETF Trust, a Delaware statutory trust (each a “Trust” and together the “Trusts”).

WHEREAS, GFS and the Trusts are parties to that certain Fund Services Agreement dated June 11, 2015, as amended (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, GFS seeks the Trusts’ approval of additional fees associated with the preparation and filing of Forms N-PORT and N-CEN as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trusts’ Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendments.

(a) Appendix III to the Agreement hereby is amended by deleting in its entirety paragraph d. under Fund Administration Fees, Section 2 and replacing it with the following new paragraph d.:
d. Reporting Modernization fees. [Fee]

2. Miscellaneous.

(a) Except as hereby amended, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST

By: /s/ Joseph Barrato

Name: Joseph Barrato

Title: President

GEMINI FUND SERVICES, LLC

By: /s/ Kevin Wolf

Name: Kevin Wolf

Title: Executive Vice President

ARROW ETF TRUST

By: /s/ Joseph Barrato

Name: Joseph Barrato

Title: President